Exhibit 99.2

FOR IMMEDIATE RELEASE

First Commonwealth Building its Ohio Business with Acquisition of 13 Branches
First Commonwealth Expands Northeast Ohio Presence
INDIANA, PA -- (07/27/16) -- First Commonwealth Financial Corporation (NYSE: FCF) today announced that its banking subsidiary, First Commonwealth Bank (“First Commonwealth”), has signed a definitive agreement to acquire 13 branches in Canton and Ashtabula, Ohio, with $735 million of deposits and $115 million of retail and business loans (as of May 31, 2016) from FirstMerit Bank, NA (“FirstMerit”). The branches are being sold in connection with the previously announced acquisition of FirstMerit Corporation by Huntington Bancshares Inc., and the sale is subject to the consummation of that acquisition. The divestitures have been approved by the United States Department of Justice following a customary anti-trust review.
Upon closing, First Commonwealth will immediately hold the third largest deposit market share in the Canton, Ohio market. Eleven of the acquired branches with $676 million of deposits are in Canton, while two branches with $59 million of deposits are in Ashtabula.
“This acquisition is very consistent with our strategy in Ohio and complements our growing business in that region. We have been pleased with our acquisition of First Community Bank in Columbus, and are well prepared for this next measured step in our Ohio expansion,” said T. Michael Price, Chief Executive Officer of First Commonwealth.
The acquisition provides First Commonwealth with the opportunity to expand its Ohio footprint by adding approximately 34,000 retail and small business households.
“We are deeply committed to continuing the community-oriented services and relationships that FirstMerit has developed over the years,” Price continued. “Not only do we intend to retain all of the existing branch staff, but we also intend to add a full line of mortgage, brokerage and small business and commercial banking capabilities in these markets as well.”
First Commonwealth will pay a 4.5% premium on deposits acquired at close. First Commonwealth intends to apply the cash received at closing to repay wholesale borrowings, which is expected to reduce First Commonwealth’s loan to deposit ratio below 100% and improve its net interest margin. The acquisition is expected to be immediately accretive to First Commonwealth’s earnings per share. As a result of this acquisition, First Commonwealth’s remaining capacity under its common stock repurchase program is not expected to be utilized, as the acquisition represents a more strategic and accretive use of the bank’s capital.

Exhibit 99.2

The transaction is subject to regulatory approval and is expected to close in the fourth quarter of 2016. First Commonwealth was advised by the investment banking firm of Deutsche Bank Securities and the law firm Squire Patton Boggs.
An investor presentation accompanies this press release.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 109 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, as well as a Corporate Banking Center in northeast Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) failure of the parties to satisfy the closing conditions in the purchase and assumption agreement in a timely manner or at all; (2) failure to obtain governmental approvals for the acquisition of the branches; (3) disruptions to the parties’ businesses as a result of the announcement and pendency of the branch acquisition; (4) costs or difficulties related to the integration of the business of the acquired branches following the closing of the transaction; (5) the risk that the anticipated benefits, cost savings and any other savings from the transaction may not be fully realized or may take longer than expected to realize; (6) changes in general business, industry or economic conditions or competition; (7) adverse changes or conditions in the capital and financial markets; (8) changes in interest rates; (9) the inability to realize expected cost savings or achieve other anticipated benefits in connection with the proposed transaction; (10) changes in the quality or composition of loan and investment portfolios; (11) adequacy of loan loss reserves and changes in loan default and charge-off rates; (12) increased competition and its effect on pricing

Exhibit 99.2

and revenues; (13) deposit attrition, necessitating increased borrowings to fund loans and investments; (14) rapidly changing technology; (15) unanticipated regulatory or judicial proceedings and liabilities and other costs; (16) changes in the cost of funds, demand for loan products or demand for financial services; and (17) other economic, competitive, governmental or technological factors affecting operations, markets, products, services and prices.
For additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, please see First Commonwealth's Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Media Relations
Amy Jeffords
Assistant Vice President / Communications and Community Relations
Phone: 724-463-6806
E-mail: AJeffords@fcbanking.com

Investor Relations
Ryan M. Thomas
Vice President / Finance and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com
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